Exhibit 99.1

StanCorp Financial Group’s Chief Executive Officer Adopts Rule 10b5-1 Trading Plan

PORTLAND, Ore. — August 21, 2007 — StanCorp Financial Group, Inc. (“StanCorp”) (NYSE: SFG) today announced that Eric E. Parsons, chairman, president and chief executive officer, has adopted a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934.

Rule 10b5-1 allows officers and directors to adopt written, pre-arranged stock trading plans at a time when they are not in possession of material nonpublic information. Using these plans, insiders can gradually diversify their investment portfolios and reduce market impact by spreading stock trades out over an extended period of time, while avoiding concerns about whether they were in possession of material nonpublic information when the stock was sold.

The trading plan for Mr. Parsons provides for the sale of up to 42,000 shares of StanCorp stock that will be issued as a result of options previously awarded to Mr. Parsons. The shares will be sold during the period of November 5, 2007 through January 19, 2009.

As of August 20, 2007, Mr. Parsons beneficially owned 161,011 shares of StanCorp and 336,500 vested options to acquire shares of StanCorp’s common stock.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate, StanCorp Equities, and StanCorp Trust Company — is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.2 million customers nationwide as of June 30, 2007, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

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Contacts

Investor Relations and Financial Media

Jeff Hallin

Telephone: (971) 321-6127

E-mail: jhallin@standard.com

Corporate Information

Jodi Jordan

Telephone: (971) 321-7405

E-mail: jjordan@standard.com